Exhibit 77(e)(3)

June 1, 2009

ING Partners, Inc.
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when ING Templeton Foreign Equity Portfolio (the “Portfolio”), a series of ING Partners, Inc., managed by Directed Services LLC (“DSL”) and sub-advised by Templeton Investment Counsel, LLC (“Templeton”), invests in Templeton Institutional Funds-Foreign Smaller Companies Series (the “Underlying Funds”), DSL will waive its fees with respect to the Portfolio’s assets invested in the Underlying Funds.  The waiver will be equal to the advisory fee, received by Templeton from the Underlying Funds attributable to Templeton’s management of the Portfolio assets that are invested in the Underlying Funds.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:       /s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	Directed Services LLC